Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 23, 2012, (March 19, 2013 as to the effects of the reverse stock split described in Notes 1 and 10) relating to the consolidated financial statement of operations, stockholders’ equity and cash flow of Star Bulk Carriers Corp. and subsidiaries (the “Company”) for the year ended December 31, 2011, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

September 19, 2014

Athens, Greece